Exhibit 5.1

October 24, 2014

WGL Holdings, Inc.

101 Constitution Avenue, NW

Washington, D.C. 20080

Re:	Registration Statement on Form S-3 Relating to the Registration of Debt Securities

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Corporate Secretary of WGL Holdings, Inc. (the “Company”), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), that became effective under the Securities Act on August 18, 2014.

Pursuant to the Registration Statement, the Company issued $100,000,000 aggregate principal amount of the Company’s 2.25% Senior Notes due 2019 (the “2019 Notes”) and $125,000,000 aggregate principal amount of the Company’s 4.60% Senior Notes due 2044 (the “2044 Notes” and, together with the 2019 Notes, the “Notes”) pursuant to an Underwriting Agreement, dated October 22, 2014 (the “Underwriting Agreement”), between the Company and Wells Fargo Securities, LLC, as representative of the several underwriters named therein (the “Underwriters”).

The Notes were issued pursuant to the Indenture, dated August 28, 2014 (the “Base Indenture”), as amended and supplemented with respect to the 2019 Notes by the First Supplemental Indenture, dated October 24, 2014 (the “First Supplemental Indenture”), and as further amended and supplemented with respect to the 2044 Notes by the Second Supplemental Indenture, dated October 24, 2014 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), in each case by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

Based on the foregoing, I am of the opinion that the Notes, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued and will constitute legal, valid, and binding obligations of the Company, except as the same may be limited by and subject to: (a) bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity (whether considered in a proceeding in equity or at law); and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter may be brought.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on October 24, 2014, for incorporation by reference into the above-referenced

Registration Statement, and to the reference to the use of my name therein and in the prospectus and the prospectus supplement constituting a part or deemed a part of such Registration Statement, and in any amendment or supplement thereto. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Leslie T. Thornton
Leslie T. Thornton
Senior Vice President, General Counsel and Corporate Secretary